UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 28, 2009

ORIENT PAPER, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52639	20-4158835
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

Nansan Gongli, Nanhuan Road Xushui County, Baoding City Hebei Province, The People’s Republic of China 072550
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  011 - (86) 312-8605508

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective October 28, 2009, Mr. Xiaodong Liu and Mr. Chen Li resigned as directors of Orient Paper, Inc. (the “Company”).  There was no disagreement or dispute between Mr. Liu or Mr. Li and the Company which led to their resignation.

On October 28, 2009, the Company’s board of directors increased the size of the board to five members and appointed Drew Bernstein, Wenbing Christopher Wang, and Zhaofang Wang as directors of the Company.

Mr. Drew Bernstein, 53, is co-founder and managing partner of Bernstein & Pinchuk LLP, an accounting firm headquartered in New York, a position he has held since 1983.  Mr. Bernstein, a certified public accountant, received his BS degree from the University of Maryland Business School. He is a member of the American Institute of Certified Public Accounts (AICPA), The New York State Society of Certified Public Accounts (NYSSCPA) and The National Society of Accountants (NSA).  Mr. Bernstein currently serves as a director of China Wind Systems, Inc. (OTCBB: CHWY).

Mr. Wenbing Christopher Wang, 38, has been President and director of Fushi Copperweld, Inc. (NASDAQ: FSIN) (“Fushi”) since January 21, 2008.  Mr. Wang also served as Fushi’s Chief Financial Officer from December 13, 2005 to August 31, 2009.   Prior to Fushi, Mr. Wang worked for Redwood Capital, Inc., China Century Investment Corporation, Credit Suisse First Boston and VCChina in various capacities. Fluent in both English and Chinese, Mr. Wang holds an MBA in Finance and Corporate Accounting from Simon Business School of University of Rochester. Mr. Wang was named one of the top ten CFO’s of 2007 in China by CFO magazine.  Mr. Wang currently serves as a director of General Steel Holdings (NYSE: GSI) and China Integrated Energy, Inc. (Nasdaq: CBEH).

Ms. Zhaofang Wang, 54, has been Director of Research and Development at China National Pulp & Paper Research Institute, a national research and higher education institution in the PRC, since November 2005.  From October 1999 to October 2005, Ms. Wang served as Director of the Department of Urban Development with the Ministry of Housing and Urban-Rural Development.  Ms. Wang, a certified senior economist, received a bachelor’s degree in economic management at Beijing University, Guanghua School of Management.

Effective October 28, 2009, the Company entered into an appointment letter with Mr. Bernstein.  Pursuant to the agreement, Mr. Bernstein shall receive an annual salary of $20,000, payable on a monthly basis.  Mr. Bernstein shall also receive 30,000 shares of common stock with piggyback registration rights subordinate to any investors in any past or present private placement of securities.

Effective October 28, 2009, the Company entered into an appointment letter with Mr. Wang. Pursuant to the agreement, Mr. Wang shall receive an annual salary of $20,000, payable on a monthly basis.  Mr. Wang shall also receive 16,000 shares of common stock, which represents $20,000 divided by the closing price of the common stock on October 28, 2009, with piggyback registration rights subordinate to any investors in any past or present private placement of securities.

Effective October 28, 2009, the Company entered into an appointment letter with Ms. Wang. Pursuant to the agreement, Ms. Wang shall receive an annual salary of RMB50,000, payable on a monthly basis.

Other than the appointment letters described above, there are no understandings or arrangements between Mr. Bernstein, Mr. Wang, or Ms. Wang and any other person pursuant to which Mr. Bernstein, Mr. Wang, or Ms. Wang was appointed as a director. Neither Mr. Bernstein, Mr. Wang, nor Ms. Wang has any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.

On October 29, 2009, the Company’s board of directors approved the establishment of an Audit, Compensation, and Nominating Committee and adopted a Code of Ethics.  A copy of the code of ethics is provided as Exhibit 14.1 hereto.  The Company’s Audit Committee now comprises three independent board members, namely, Drew Bernstein (Chairman), Wenbing Christopher Wang, and Zhaofang Wang.  The Company’s Compensation Committee and Nominating Committee similarly comprise three independent board members, namely Drew Bernstein, Wenbing Christopher Wang, and Zhaofang Wang, with Zhaofang Wang serving as chairwoman of the Compensation Committee and Wenbing Christopher Wang serving as chairman of the Nominating Committee.

Item 7.01.                      Regulation FD Disclosure.

On October 29, 2009, the Company issued a press release announcing the appointment of its three new independent directors.  A copy of the press release is being filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

14.1	Code of Ethics.
99.1	Press release dated October 29, 2009, issued by Orient Paper, Inc.

None
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2009

ORIENT PAPER, INC.

By:	/s/ Zhenyong Liu
Zhenyong Liu
Chief Executive Officer